Exhibit 99.1

IAC REPORTS Q4 RESULTS

NEW YORK— February 6, 2007—IAC (Nasdaq: IACI) released fourth quarter 2006 results today, reporting $1.8 billion in revenue, an 8% rate of growth over the prior year, and $268 million in Operating Income Before Amortization, reflecting slight growth. Adjusted EPS was $0.67, compared to $0.50 in the year ago period.

For the full year, IAC reported $6.3 billion in revenue and double digit Operating Income Before Amortization growth. Free cash flow generated during the twelve months of 2006 was $542 million, with $814 million in net cash provided by operating activities. Operating (loss) income for the fourth quarter and the full year 2006 was $(4) million and $253 million, respectively, reflecting an intangible asset and goodwill impairment charge of $214 million in the fourth quarter related to the Discounts segment. GAAP Diluted EPS for the quarter and full year was $0.05 and $0.60, respectively, compared to $0.33 and $2.46 in the prior year periods. Both Adjusted EPS and GAAP Diluted EPS reflect the benefit of lower tax rates as more fully described on page 7.

IAC repurchased 10 million shares of common stock at an average price of $37.87 between October 28, 2006 and February 2, 2007. During 2006, IAC repurchased 36.4 million shares of common stock for approximately $1.0 billion in aggregate, reducing absolute shares outstanding at January 1, 2006 by 11%. Currently IAC has 58.8 million shares remaining in its stock repurchase authorization.

Commenting on the results, IAC Chairman and CEO Barry Diller said,  “As we mature, as a conglomerate of interrelated businesses, some start up, some making their way and some already established with leading positions, we will more and more accentuate the two key areas we believe most keenly demonstrate our value - free cash flow generation and earnings per share (adjusted).  Our 2006 figures demonstrate our ability to drive those metrics that matter most to value creation.  While everything metric counts, you will find these leading indicators will become first among equals in our future reporting and commentary.”

	SUMMARY RESULTS $ in millions (except per share amounts)
	Q4 2006	Q4 2005	Growth	FY 2006	FY 2005	Growth
Revenue	$1,823.9	$1,691.3	7.8%	$6,277.6	$5,416.5	15.9%

Operating Income Before Amortization	$267.6	$266.8	0.3%	$755.3	$665.0	13.6%
Adjusted Net Income	$211.6	$174.3	21.4%	$533.0	$470.3	13.3%
Adjusted EPS	$0.67	$0.50	34.5%	$1.63	$1.32	23.3%

Operating (Loss) Income	$(3.8)	$190.5	NM	$253.4	$341.0	-25.7%
Net Income	$16.7	$113.1	-85.2%	$192.6	$868.2	-77.8%
GAAP Diluted EPS	$0.05	$0.33	-83.7%	$0.60	$2.46	-75.5%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Revenue in the quarter reflects increased year-over-year contributions from every sector within IAC. Retailing U.S. revenue increased modestly during the quarter, including slight revenue growth at HSN. The Services sector continued to benefit from strength in Ticketing, while revenue at Lending was flat during a declining mortgage market. In addition, continued growth in queries and revenue per query at Ask.com and across most other search related properties contributed to strong revenue performance in the Media & Advertising sector. Operating Income Before Amortization grew slightly on higher profits at Ticketing, Personals and Vacations, largely offset by lower profits at Retailing.

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions; rounding differences may occur):

	Q4 2006	Q4 2005	Growth
REVENUE
Retailing	$978.9	$940.9	4%
Services	409.8	379.6	8%
Media & Advertising	159.8	109.5	46%
Membership & Subscriptions	270.8	261.8	3%
Emerging Businesses	6.0	0.7	737%
Other	(1.5)	(1.2)	-26%
Total	$1,823.9	$1,691.3	8%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$97.0	$110.3	-12%
Services	80.0	72.2	11%
Media & Advertising	20.1	20.3	-1%
Membership & Subscriptions	99.4	89.9	10%
Emerging Businesses	(3.3)	(3.2)	-1%
Corporate and other	(25.6)	(22.7)	-13%
Total	$267.6	$266.8	0%

OPERATING (LOSS) INCOME
Retailing	$90.0	$94.5	-5%
Services	67.9	56.0	21%
Media & Advertising	13.9	7.7	81%
Membership & Subscriptions	(122.3)	81.1	NM
Emerging Businesses	(8.0)	(3.4)	-132%
Corporate and other	(45.4)	(45.4)	0%
Total	$(3.8)	$190.5	NM

Please see discussion of financial and operating results beginning on page 3 and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING
	Q4 2006	Q4 2005	Growth
Revenue	$ in millions
U.S.	$877.7	$841.6	4%
International	101.2	99.3	2%
	$978.9	$940.9	4%
Operating Income Before Amortization
U.S.	$92.1	$104.3	-12%
International	5.0	6.0	-17%
	$97.0	$110.3	-12%
Operating Income
U.S.	$85.1	$88.9	-4%
International	5.0	5.6	-12%
	$90.0	$94.5	-5%

Retailing revenue growth reflects the results of Shoebuy, acquired in February 2006, and slight growth at HSN and catalogs. Retailing revenue continued to benefit from strong online growth in the fourth quarter, particularly from catalogs.

Retailing U.S.

Revenue benefited from a mid-single digit increase in units shipped, slightly offset by a lower average price point and a higher average return rate. The average price point decline was primarily due to a product mix shift at HSN from electronics coupled with lower price points in the health and apparel product categories. The higher return rate was due primarily to increased sales of jewelry and accessories at HSN, categories which typically carry a higher return rate. Catalog revenue grew primarily due to a higher average price point and lower return rates.

U.S. Operating Income Before Amortization declined due to higher inventory reserves versus the prior-year period, increased costs associated with management transition and higher on-air distribution costs. Operating income benefited from a decrease in the amortization of intangibles of $9.7 million.

Retailing International

International revenue increased by 2%, but declined 6% excluding the impact of foreign exchange. Results were driven primarily by decreased revenue across most product categories and higher return rates. Profits continued to be adversely impacted by higher operating expenses, partially offset by lower on-air distribution costs.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SERVICES

	Q4 2006	Q4 2005	Growth
Revenue	$ in millions
Ticketing	$279.1	$253.5	10%
Lending	100.9	101.0	0%
Real Estate	14.5	14.6	-1%
Home Services	15.3	10.5	46%
	$409.8	$379.6	8%
Operating Income Before Amortization
Ticketing	$65.7	$59.1	11%
Lending	17.2	13.9	23%
Real Estate	(5.4)	(2.9)	-88%
Home Services	2.5	2.1	21%
	$80.0	$72.2	11%
Operating Income (Loss)
Ticketing	$59.1	$51.8	14%
Lending	14.1	8.7	63%
Real Estate	(6.9)	(5.6)	-22%
Home Services	1.6	1.2	39%
	$67.9	$56.0	21%

Services revenue benefited from continued worldwide strength at Ticketing, while revenue at Lending was flat. Teleservices results are now included in discontinued operations for all periods presented following the sale of PRC during the fourth quarter of 2006.

Ticketing

Record worldwide ticket volumes drove a 4% increase in tickets sold, with a 7% higher average overall revenue per ticket. Domestic revenue increased 8% resulting primarily from higher average revenue per ticket on stronger concert sales. International revenue grew 15%, or 8% excluding the effects of foreign exchange, due primarily to increased revenue in the United Kingdom and Canada. International acquisitions in Germany (November 2005) and Spain (July 2006) contributed approximately $2 million to Ticketing’s overall revenue in the quarter. Profits grew in-line with revenues as higher royalty rates were offset by non-recurring items and increased operating efficiencies.

Lending

Lending revenue was flat with higher revenue per loan sold and higher transmit revenue resulting from higher transmit fees and growth in transmitted QFs, offset by fewer loans closed at the exchange and fewer loans sold into the secondary market. Close rates were lower during the quarter across all product categories. Revenue from purchase loans grew in the double digits, primarily due to strong growth at LendingTree Loans, while revenue from refinance mortgages grew in the low single digits and revenue from home equity loans decreased at a double digit rate. Profits grew, reflecting flat marketing expenses and lower overall operating expenses.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Real Estate

Revenue declined slightly as fewer leads led to fewer closings at the broker and builder networks, partially offset by revenue from closings in the company owned brokerage business, which was not in the prior year results. Losses increased due primarily to increased costs associated with the geographical expansion of the brokerage business, now operating in eight markets, and higher costs related to the development and re-launch of the RealEstate.com website.

Home Services

Home Services reflects the results of ServiceMagic, which benefited from a 44% increase in customer service requests and a 22% increase in the number of service providers in the network.  Average revenue per service request increased slightly versus the year ago period on lower cost per service request, but revenue grew faster than profits due to a planned sales force expansion.

MEDIA & ADVERTISING

	Q4 2006	Q4 2005	Growth
	$ in millions
Revenue	$159.8	$109.5	46%
Operating Income Before Amortization	$20.1	$20.3	-1%
Operating Income	$13.9	$7.7	81%

Media & Advertising results include IAC Search & Media, Citysearch and Evite. IAC Search & Media consists of proprietary properties such as Ask.com, Ask.com UK and Fun Web Products, and network properties which include syndicated advertising, search results, and toolbars. Both proprietary and network revenue grew during the quarter.

Media & Advertising revenue growth was driven by an increase in queries and higher revenue per query across most properties. Within IAC Search & Media, network revenue growth outpaced that of proprietary revenue, primarily due to an increase in syndicated sponsored listings. Proprietary revenue grew on the strength of Ask.com in the U.S. and Fun Web Products, offset by weakness at portal properties and Ask.com UK. Additionally, Citysearch delivered yet another strong quarter of revenue growth.

Media & Advertising Operating Income Before Amortization declined slightly due to a large proportion of the strong revenue growth coming from high revenue-sharing relationships, and increased marketing, primarily at Ask.com and Fun Web Products.

Media & Advertising operating income for the current period also reflects a decrease in the amortization of intangibles of $6.4 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

MEMBERSHIP & SUBSCRIPTIONS

	Q4 2006	Q4 2005	Growth
	$ in millions
Revenue
Vacations	$70.8	$63.9	11%
Personals	79.4	68.2	17%
Discounts	121.3	130.5	-7%
Intra-sector Elimination	(0.7)	(0.7)	-5%
	$270.8	$261.8	3%
Operating Income Before Amortization
Vacations	$30.3	$25.3	20%
Personals	20.9	15.4	36%
Discounts	48.1	49.3	-2%
	$99.4	$89.9	10%
Operating (Loss) Income
Vacations	$24.0	$19.0	27%
Personals	20.7	14.4	44%
Discounts	(167.0)	47.7	NM
	$(122.3)	$81.1	NM

Membership & Subscriptions revenue benefited from worldwide growth in subscribers and an increase in the average revenue per paid subscriber at Personals, as well as increased membership and confirmations at Vacations.

Vacations

Vacations revenue and profit growth was driven by strong renewals, a 4% increase in members and 6% growth in confirmations. Confirmations were driven by additional week long resort accommodations sold to members in connection with online promotions. Margin growth was driven primarily by lower marketing expenses and, to a lesser extent, increased operating efficiencies due to 15% growth in confirmations online.

Personals

Personals revenue growth was driven by a 7% increase in worldwide paid subscribers and an increase in the average revenue per paid subscriber due in part to a greater percentage of subscribers at higher package prices versus the prior year. International paid subscribers grew by 13% due to continued expansion in several markets, most notably in the United Kingdom and Scandinavia. Operating Income Before Amortization grew faster than revenue due to a lower cost of acquisition as a percentage of revenue in North America, partially offset by increased international marketing spend.

Discounts

Discounts revenue was impacted by disappointing sales through schools and community groups, including declines in the sale of coupon books, gift wrap and related products, partially offset by sales growth from other products in the fundraising channel. Operating Income Before Amortization benefited from lower personnel expenses and operational cost savings. Operating loss includes a $214 million impairment charge related to intangible assets and goodwill reflecting significant continued deterioration in the core fundraising channels in which the company operates.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Q4 operating income and net income were positively impacted by lower non-cash compensation expense primarily due to higher forfeitures related to the awards assumed in the IAC Search & Media acquisition and a decrease in expense related to equity award modifications. This decrease was partially offset by an increase in non-cash compensation expense related to equity grants issued during and subsequent to Q4 2005. Q4 operating income and net income were adversely impacted by intangible asset and goodwill impairment charges of $25 million and $189 million, respectively, related to the Discounts segment described above. The intangible asset impairment charge is included in amortization of intangibles in the accompanying consolidated statement of operations.

Q4 other (expense) income comparisons were negatively impacted by foreign exchange losses of $2.2 million in Q4 2006 compared with foreign exchange gains of $2.0 million in Q4 2005 as well as a $6.4 million loss in Q4 2006 and a $4.8 million loss in Q4 2005 reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

Q4 net income was also impacted by the sale of PRC which resulted in a pre-tax gain of $66.3 million, and an after-tax gain of $9.6 million.

In Q4 2006, IAC recorded a tax benefit on continuing operations of $2.9 million. This tax benefit is due principally to the net effect of an adjustment of $19.6 million related to the release of deferred tax liabilities associated with a foreign equity investment and the increase in the valuation allowance for a deferred tax asset associated with state net operating losses. In addition, there was a benefit associated with the Company’s decision to permanently reinvest the earnings of certain foreign subsidiaries. These favorable items were partially offset by the impairment of goodwill (which is only partially deductible for income tax purposes) and interest on tax reserves.  In Q4 2006, the effective tax rate for adjusted net income was 24%, which is lower than the federal statutory rate of 35% due to the items referred to in the second sentence of this paragraph and the benefit associated with the Company’s decision to permanently reinvest the earnings of certain foreign subsidiaries, partially offset by interest on tax reserves. The effective tax rates for continuing operations and adjusted net income were 39% and 37% in Q4 2005, respectively. These effective tax rates were higher than the federal statutory rate due principally to state taxes.In addition, the tax rate for continuing operations was unfavorably impacted by non-deductible non-cash compensation expense.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

During Q4, IAC repurchased 2.4 million shares at an average price of $37.11. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of December 31, 2006, IAC had approximately $2.4 billion in cash, restricted cash and marketable securities, $1.2 billion in debt and, excluding $338.5 million in LendingTree Loans debt that is non-recourse to IAC, $1.5 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	2/2/07	Dilution at:

Share Price			$38.63	$40.00	$45.00	$50.00	$55.00

Absolute Shares as of 02/02/07 (a)	285.5		285.5	285.5	285.5	285.5	285.5

RSUs and Other	8.0		8.0	8.0	8.0	8.0	7.9
Options	23.7	$20.83	7.5	7.6	8.1	8.5	8.9
Warrants	34.6	$27.88	9.5	10.3	13.0	15.2	16.9
Convertible Notes	0.7	$14.82	0.7	0.7	0.7	0.7	0.7

Total Treasury Method Dilution			25.7	26.6	29.8	32.3	34.4
% Dilution			8.2%	8.5%	9.4%	10.2%	10.8%
Total Treasury Method Diluted Shares Outstanding			311.2	312.1	315.3	317.8	319.9

(a)             Includes 0.1 million shares issued in connection with the conversion of $2.0 million convertible notes in January 2007.

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the company’s Q4 financial results on Tuesday, February 6, 2007, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

		Q4 2006	Q4 2005	Growth
RETAILING

Retailing - U.S.	(a)
Units shipped (mm)		16.1	15.5	4%
Gross profit %		38.3%	38.8%
Return rate		17.1%	16.8%
Average price point		$58.21	$59.79	-3%
Internet %	(b)	29%	26%
HSN total homes - end of period (mm)		89.1	89.3	0%
Catalogs mailed (mm)		105.8	110.3	-4%

SERVICES

Ticketing
Number of tickets sold (mm)		33.2	31.9	4%
Gross value of tickets sold (mm)		$1,874	$1,715	9%

Lending
Transmitted QFs (000s)	(c)	901.4	775.6	16%
Closings - units (000s)	(d)	60.1	71.9	-16%
Closings - dollars ($mm)	(d)	$7,600	$9,213	-18%

Real Estate
Closings - units (000s)		2.9	3.2	-11%
Closings - dollars ($mm)		$729	$798	-9%

MEDIA & ADVERTISING

IAC Search & Media Revenue by traffic source
Proprietary		55.5%	64.8%
Network		44.5%	35.2%

MEMBERSHIP & SUBSCRIPTIONS

Vacations
Members (000s)		1,850	1,782	4%
Confirmations (000s)		204	193	6%
Share of confirmations online		24%	22%

Personals
Paid Subscribers (000s)		1,275.9	1,189.4	7%

(a)          Retailing — U.S. metrics include HSN and the catalogs business.

(b)         Internet demand as a percent of total Retailing - U.S. demand excluding Liquidations and Services.

(c)          Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)         Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Product sales	$1,100,153	$1,070,603	$3,486,191	$3,266,976
Service revenue	723,746	620,711	2,791,447	2,149,530
Net revenue	1,823,899	1,691,314	6,277,638	5,416,506
Cost of sales-product sales	650,943	622,032	2,099,394	1,968,590
Cost of sales-service revenue	295,903	249,043	1,121,836	893,981
Gross profit	877,053	820,239	3,056,408	2,553,935

Selling and marketing expense	352,997	318,497	1,311,910	1,020,614
General and administrative expense	204,409	189,436	786,864	759,341
Other operating expense	36,018	32,146	138,843	112,777
Amortization of non-cash marketing	4,500	—	37,125	—
Amortization of intangibles	56,214	52,562	183,415	186,463
Depreciation	37,595	37,123	155,795	133,762
Goodwill impairment	189,085	—	189,085	—
Operating (loss) income	(3,765)	190,475	253,371	340,978

Other income (expense):
Interest income	17,617	19,622	72,587	140,999
Interest expense	(14,550)	(19,529)	(60,288)	(77,635)
Gain on sale of VUE interests	—	—	—	523,487
Equity in income of unconsolidated affiliates	8,730	8,264	34,324	47,844
Other (expense) income	(8,069)	(3,433)	(616)	12,638
Total other income, net	3,728	4,924	46,007	647,333

(Loss) earnings from continuing operations before income taxes and minority interest	(37)	195,399	299,378	988,311
Income tax benefit (provision)	2,882	(75,579)	(125,137)	(389,726)
Minority interest in income of consolidated subsidiaries	(153)	(278)	548	(2,229)
Earnings from continuing operations	2,692	119,542	174,789	596,356
Gain (loss) on sale of discontinued operations, net of tax	9,579	(9,496)	9,579	70,152
Income from discontinued operations, net of tax	4,428	3,021	8,267	209,642
Earnings before preferred dividends	16,699	113,067	192,635	876,150
Preferred dividends	—	—	—	(7,938)
Net earnings available to common shareholders	$16,699	$113,067	$192,635	$868,212

Earnings per share from continuing operations:
Basic earnings per share	$0.01	$0.37	$0.57	$1.79
Diluted earnings per share	$0.01	$0.35	$0.55	$1.68

Net earnings per share available to common shareholders:
Basic earnings per share	$0.06	$0.35	$0.63	$2.64
Diluted earnings per share	$0.05	$0.33	$0.60	$2.46

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEETS
(unaudited; $ in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,428,140	$987,080
Restricted cash and cash equivalents	27,855	93,561
Marketable securities	897,742	1,488,058
Accounts and notes receivable, net	528,505	426,697
Loans held for sale, net	345,896	372,512
Inventories, net	362,196	335,884
Deferred income taxes	33,426	66,691
Other current assets	188,577	398,821
Total current assets	3,812,337	4,169,304

Property, plant and equipment, net	612,161	521,131
Goodwill	6,972,697	7,222,354
Intangible assets, net	1,463,997	1,558,108
Long-term investments	168,791	122,313
Other non-current assets	164,440	324,555
TOTAL ASSETS	$13,194,423	$13,917,765

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$358,831	$375,276
Accounts payable, trade	287,628	304,277
Accounts payable, client accounts	304,800	269,344
Deferred revenue	147,120	122,842
Income taxes payable	518,994	516,940
Other accrued liabilities	635,816	644,437
Total current liabilities	2,253,189	2,233,116

Long-term obligations, net of current maturities	857,103	959,410
Other long-term liabilities	160,263	223,367
Deferred income taxes	1,129,994	1,265,530
Minority interest	24,881	5,514

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	410	399
Class B convertible common stock	32	32
Additional paid-in capital	14,636,478	14,341,668
Retained earnings	320,711	128,076
Accumulated other comprehensive income	76,505	26,073
Treasury stock	(6,260,145)	(5,260,422)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	8,768,993	9,230,828
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,194,423	$13,917,765

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in thousands)

	Twelve Months Ended December 31,
	2006	2005
Cash flows from operating activities attributable to continuing operations:
Earnings before preferred dividends	$192,635	$876,150
Less: income from discontinued operations, net of tax	(17,846)	(279,794)
Earnings from continuing operations	174,789	596,356
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	339,210	320,225
Goodwill impairment	189,085	—
Non-cash compensation expense	92,344	137,537
Amortization of cable distribution fees	29,565	70,401
Amortization of non-cash marketing	37,125	—
Deferred income taxes	12,048	(1,070,271)
Excess tax benefits from stock-based awards	—	152,710
Gain on sales of loans held for sale	(221,400)	(179,026)
Gain on sale of VUE interests	—	(523,487)
Equity in income of unconsolidated affiliates, net of dividends	(33,324)	(44,346)
Non-cash interest income	—	(17,573)
Minority interest in income of consolidated subsidiaries	(548)	2,229
Increase in cable distribution fees	(16,876)	(24,011)
Changes in current assets and liabilities:
Accounts and notes receivable	(69,323)	(45,711)
Origination of loans held for sale	(7,841,607)	(7,381,439)
Proceeds from sales of loans held for sale	8,089,128	7,394,209
Inventories	(26,067)	3,319
Prepaids and other assets	(14,387)	(31,906)
Accounts payable, income taxes payable and accrued liabilities	(1,504)	446,596
Deferred revenue	22,151	33,557
Funds collected by Ticketing on behalf of clients, net	2,593	70,889
Other, net	51,340	7,244
Net cash provided by (used in) operating activities attributable to continuing operations	814,342	(82,498)
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(117,580)	(693,388)
Capital expenditures	(251,427)	(222,912)
Purchases of marketable securities	(934,769)	(2,158,694)
Proceeds from sales and maturities of marketable securities	1,543,818	3,124,145
Increase in long-term investments	(13,454)	(32,363)
Proceeds from sale of VUE interests	—	1,882,291
Proceeds from sale of discontinued operations	267,637	183,016
Other, net	(6,822)	21,934
Net cash provided by investing activities attributable to continuing operations	487,403	2,104,029
Cash flows from financing activities attributable to continuing operations:
Borrowings	—	80,000
Borrowings under warehouse lines of credit	7,700,842	7,217,327
Repayments of warehouse lines of credit	(7,724,663)	(7,054,488)
Principal payments on long-term obligations	(13,827)	(400,200)
Purchase of treasury stock	(983,208)	(1,848,258)
Issuance of common stock, net of withholding taxes	93,780	(19,887)
Redemption of preferred stock	—	(655,727)
Preferred dividends	—	(9,569)
Excess tax benefits from stock-based awards	17,997	—
Other, net	15,868	(12,384)
Net cash used in financing activities attributable to continuing activities	(893,211)	(2,703,186)
Total cash provided by (used in) continuing operations	408,534	(681,655)
Net cash provided by operating activities attributable to discontinued operations	6,252	763,861
Net cash used in investing activities attributable to discontinued operations	(6,317)	(19,794)
Net cash provided by (used in) financing activities attributable to discontinued operations	765	(47,882)
Total cash provided by discontinued operations	700	696,185
Effect of exchange rate changes on cash and cash equivalents	31,826	(27,148)
Net increase (decrease) in cash and cash equivalents	441,060	(12,618)
Cash and cash equivalents at beginning of period	987,080	999,698
Cash and cash equivalents at end of period	$1,428,140	$987,080

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(unaudited; $ in millions)

	Twelve Months Ended December 31,
	2006	2005
Net cash provided by (used in) operating activities attributable to continuing operations	$814.3	$(82.5)
(Decrease) increase in warehouse loans payable	(23.8)	162.8
Capital expenditures	(251.4)	(222.9)
Tax payments related to the sale of VUE interests	3.1	862.6
Preferred dividends paid	—	(9.6)
Free Cash Flow (a)	$542.2	$710.4

(a) In accordance with the Company’s adoption of SFAS 123R, excess tax benefits from stock-based awards, $18 million in 2006, are included in net cash used in financing activities and therefore not included in Free Cash Flow. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be adversely affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification. Excess tax benefits from stock-based awards in 2005 of $152.7 million were included in net cash provided by operating activities and Free Cash Flow.

For the twelve months ended December 31, 2006, consolidated Free Cash Flow decreased by $168 million from the prior year period due to a smaller increase in working capital, including a smaller contribution from Ticketing client cash, as well as higher cash taxes paid. Ticketing client cash contributed $2.6 million in the current period, versus $70.9 million in the prior year period. Free Cash Flow includes the change in warehouse loans payable because the change in loans held for sale is already included in cash provided by operating activities. Free Cash Flow excludes tax payments related to the sale of the Company’s interests in VUE because the proceeds on the sale were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Diluted earnings per share	$0.05	$0.33	$0.60	$2.46
GAAP diluted weighted average shares outstanding	308,997	344,004	319,535	356,618
Net earnings available to common shareholders	$16,699	$113,067	$192,635	$868,212
Non-cash compensation expense	21,572	23,759	92,344	137,537
Amortization of non-cash marketing	4,500	—	37,125	—
Amortization of intangibles	56,214	52,562	183,415	186,463
Goodwill impairment	189,085	—	189,085	—
Equity in income of VUE	—	—	—	(21,960)
Net other expense (income) related to fair value adjustment on derivatives	6,367	4,826	9,344	(4,574)
Gain on sale of VUE interests and related effects	6,270	—	14,861	(523,487)
(Gain) loss on sale of discontinued operations, net of tax	(9,579)	9,496	(9,579)	(70,152)
Discontinued operations, net of tax	(4,428)	(3,021)	(8,267)	(209,642)
Impact of income taxes and minority interest	(75,289)	(27,128)	(169,006)	106,759
Interest on convertible notes, net of tax	176	767	1,027	1,179
Adjusted Net Income	$211,587	$174,328	$532,984	$470,335

Adjusted EPS weighted average shares outstanding	315,331	349,530	327,280	355,961

Adjusted EPS	$0.67	$0.50	$1.63	$1.32

GAAP Basic weighted average shares outstanding	293,732	320,654	305,204	329,459
Options, warrants and restricted stock, treasury method	15,265	19,077	14,331	19,367
Conversion of convertible preferred and convertible notes (if applicable)	—	4,273	—	7,792
GAAP Diluted weighted average shares outstanding	308,997	344,004	319,535	356,618
Impact of restricted shares and convertible preferred and notes (if applicable), net	6,334	5,526	7,745	(657)
Adjusted EPS shares outstanding	315,331	349,530	327,280	355,961

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Retailing:
U.S.	$92.1	$(1.3)	$—	$(5.7)	$—	$85.1
International	5.0	—	—	—	—	5.0
Total Retailing	97.0	(1.3)	—	(5.7)	—	90.0
Services:
Ticketing	65.7	—	—	(6.6)	—	59.1
Lending	17.2	(0.1)	—	(2.9)	—	14.1
Real Estate	(5.4)	(0.1)	—	(1.4)	—	(6.9)
Home Services	2.5	(0.2)	—	(0.8)	—	1.6
Total Services	80.0	(0.4)	—	(11.7)	—	67.9
Media & Advertising	20.1	—	—	(6.2)	—	13.9
Membership & Subscriptions:
Vacations	30.3	—	—	(6.3)	-	24.0
Personals	20.9	—	—	(0.2)	-	20.7
Discounts	48.1	—	—	(26.1)	(189.1)	(167.0)
Total Membership & Subscriptions	99.4	—	—	(32.5)	(189.1)	(122.3)
Emerging Businesses	(3.3)	(0.1)	(4.5)	(0.1)	—	(8.0)
Corporate and other	(25.6)	(19.8)	—	—	—	(45.4)
Total	$267.6	$(21.6)	$(4.5)	$(56.2)	$(189.1)	$(3.8)
Other income, net						3.7
Loss from continuing operations before income taxes and minority interest						—
Income tax benefit						2.9
Minority interest in income of consolidated subsidiaries						(0.2)
Earnings from continuing operations						2.7
Gain on sale of discontinued operations, net of tax						9.6
Income from discontinued operations, net of tax						4.4
Income before preferred dividends						16.7
Preferred dividends						—
Net earnings available to common shareholders						$16.7

(A) Non-cash compensation expense includes $1.6 million, $1.7 million and $18.3 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$8.3
International	1.5
Total Retailing	9.8
Services:
Ticketing	9.6
Lending	2.0
Real Estate	0.5
Home Services	0.5
Total Services	12.5
Media & Advertising	7.4
Membership & Subscriptions:
Vacations	1.9
Personals	1.7
Discounts	1.4
Total Membership & Subscriptions	5.1
Emerging Businesses	0.6
Corporate and other	2.2
Total Depreciation	37.6

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the year ended December 31, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Retailing:
U.S.	$268.9	$(4.8)	$—	$(36.2)	$—	$228.0
International	4.4	—	—	(0.7)	—	3.7
Total Retailing	273.3	(4.8)	—	(36.9)	—	231.7
Services:
Ticketing	264.4	—	—	(27.1)	—	237.3
Lending	63.6	0.9	—	(16.4)	—	48.1
Real Estate	(21.3)	0.4	—	(7.6)	—	(28.5)
Home Services	16.2	(0.6)	—	(3.1)	—	12.4
Total Services	322.9	0.7	—	(54.2)	—	269.4
Media & Advertising	58.3	—	(29.6)	(34.6)	—	(6.0)
Membership & Subscriptions:
Vacations	124.8	—	—	(25.2)	—	99.6
Personals	63.4	—	(3.0)	(2.0)	—	58.4
Discounts	13.9	—	—	(29.9)	(189.1)	(205.2)
Total Membership & Subscriptions	202.0	—	(3.0)	(57.2)	(189.1)	(47.2)
Emerging Businesses	(15.9)	(0.2)	(4.5)	(0.5)	—	(21.0)
Corporate and other	(85.4)	(88.1)	—	—	—	(173.4)
Total	$755.3	$(92.3)	$(37.1)	$(183.4)	$(189.1)	$253.4
Other income, net						46.0
Earnings from continuing operations before income taxes and minority interest						299.4
Income tax provision						(125.1)
Minority interest in income of consolidated subsidiaries						0.5
Earnings from continuing operations						174.8
Gain on sale of discontinued operations, net of tax						9.6
Income from discontinued operations, net of tax						8.3
Earnings before preferred dividends						192.6
Preferred dividends						—
Net earnings available to common shareholders						$192.6

(A) Non-cash compensation expense includes $7.0 million, $7.6 million, $77.6 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$37.4
International	5.3
Total Retailing	42.7
Services:
Ticketing	38.2
Lending	9.3
Real Estate	2.4
Home Services	1.7
Total Services	51.6
Media & Advertising	27.7
Membership & Subscriptions:
Vacations	7.8
Personals	7.5
Discounts	5.7
Total Membership & Subscriptions	21.1
Emerging Businesses	2.0
Corporate and other	10.7
Total Depreciation	$155.8

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended December 31, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$104.3	$(0.1)	$—	$(15.4)	$88.9
International	6.0	—	—	(0.3)	5.6
Total Retailing	110.3	(0.1)	—	(15.7)	94.5
Services:
Ticketing	59.1	—	—	(7.3)	51.8
Lending	13.9	(0.5)	—	(4.8)	8.7
Real Estate	(2.9)	(0.2)	—	(2.5)	(5.6)
Home Services	2.1	(0.1)	—	(0.8)	1.2
Total Services	72.2	(0.9)	—	(15.4)	56.0
Media & Advertising	20.3	—	—	(12.6)	7.7
Membership & Subscriptions:
Vacations	25.3	—	—	(6.3)	19.0
Personals	15.4	—	—	(1.0)	14.4
Discounts	49.3	—	—	(1.6)	47.7
Total Membership & Subscriptions	89.9	—	—	(8.8)	81.1
Emerging Businesses	(3.2)	(0.1)	—	(0.1)	(3.4)
Corporate and other	(22.7)	(22.7)	—	—	(45.4)
Total	$266.8	$(23.8)	$—	$(52.6)	$190.5
Other income, net					4.9
Earnings from continuing operations before income taxes and minority interest					195.4
Income tax provision					(75.6)
Minority interest in income of consolidated subsidiaries					(0.3)
Earnings from continuing operations					119.5
Loss on sale of discontinued operations, net of tax					(9.5)
Income from discontinued operations, net of tax					3.0
Earnings before preferred dividends					113.1
Preferred dividends					—
Net earnings available to common shareholders					$113.1

(A) Non-cash compensation expense includes $2.1 million, $2.6 million and $19.0 million which are included in cost of sales, selling and marketing expense and general and administrative expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$10.5
International	1.2
Total Retailing	11.7
Services:
Ticketing	9.2
Lending	1.6
Real Estate	0.4
Home Services	0.3
Total Services	11.5
Media & Advertising	6.3
Membership & Subscriptions:
Vacations	2.1
Personals	1.8
Discounts	1.3
Total Membership & Subscriptions	5.1
Emerging Businesses	0.1
Corporate and other	2.4
Total Depreciation	$37.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the year ended December 31, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$276.6	$(0.4)	$—	$(59.4)	$216.7
International	5.8	—	—	(1.3)	4.5
Total Retailing	282.3	(0.4)	—	(60.8)	221.1
Services:
Ticketing	218.7	—	—	(28.7)	189.9
Lending	80.6	(1.9)	—	(23.4)	55.3
Real Estate	(16.7)	(1.0)	—	(11.9)	(29.5)
Home Services	11.2	0.7	—	(3.0)	8.9
Total Services	293.9	(2.2)	—	(67.1)	224.6
Media & Advertising	30.5	—	—	(22.8)	7.7
Membership & Subscriptions:
Vacations	110.7	—	—	(25.2)	85.5
Personals	47.9	—	—	(3.8)	44.1
Discounts	17.5	—	—	(6.4)	11.2
Total Membership & Subscriptions	176.2	—	—	(35.4)	140.8
Emerging Businesses	(12.1)	(0.1)	—	(0.4)	(12.7)
Corporate and other	(105.7)	(134.8)	—	—	(240.6)
Total	$665.0	$(137.5)	$—	$(186.5)	$341.0
Other income, net					647.3
Earnings from continuing operations before income taxes and minority interest					988.3
Income tax provision					(389.7)
Minority interest in income of consolidated subsidiaries					(2.2)
Earnings from continuing operations					596.4
Gain on sale of discontinued operations, net of tax					70.2
Income from discontinued operations, net of tax					209.6
Earnings before preferred dividends					876.2
Preferred dividends					(7.9)
Net earnings available to common shareholders					$868.2

(A) Non-cash compensation expense includes $7.4 million, $5.8 million, $124.2 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expense and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation
Retailing:
US	$40.9
International	6.7
Total Retailing	47.6
Services:
Ticketing	36.7
Lending	5.5
Real Estate	1.2
Home Services	1.0
Total Services	44.4
Media & Advertising	13.2
Membership & Subscriptions:
Vacations	7.4
Personals	8.2
Discounts	4.8
Total Membership & Subscriptions	20.3
Emerging Businesses	0.3
Corporate and other	8.0
Total Depreciation	$133.8

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) one-time items, if applicable and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE due to the exclusion of the proceeds on the sale from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such all units are included in our shares outstanding for Adjusted EPS purposes. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a slowdown in the domestic housing market, effectiveness of hedging activities, changes affecting distribution channels, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com

Contact Us

IAC Investor Relations

James Hart / Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Andrea Riggs / Stacy Simpson

(212) 314-7280 / 7470

IAC

152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT